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                                CONTRACT SCHEDULE
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
OWNER: [John Doe]                            SEX:  [M]            AGE AT ISSUE:   [50]

JOINT OWNER: [Jane Doe]                      SEX:  [F]            AGE AT ISSUE:   [50]

ANNUITANT: [John Doe]                        SEX:  [M]            AGE AT ISSUE:   [50]

CONTRACT NUMBER: [12345678]                                       ISSUE DATE: [February 15, 2001]

PLAN TYPE: [Non-Qualified]                                        MATURITY DATE: [May 1, 2040]

PRODUCT CLASS:    First MetLife Investors Variable Annuity Class C

PURCHASE PAYMENT: [$100,000.00]

PURCHASE PAYMENTS:

                         [If the Guaranteed Minimum Income Benefit Rider - Living Benefit (GMIB Rider) (the "Rider"), is in force on your Contract, we may reject subsequent Purchase Payments by sending advance written notice to you if any of the following changes occur regarding the same Rider available for new contract purchases:

                         .  A change in the GMIB Rider Charge
                         .  A change in the Dollar-for-Dollar Withdrawal Percentage
                         .  A change in the Annual Increase Accumulation Rate
                         .  A change in the Basis of GMIB Annuity Table
                         .  The Rider is no longer offered by us to new or existing Owners.]

 MINIMUM SUBSEQUENT
 PURCHASE PAYMENT:       [$500.00] for both Non-Qualified and Qualified, unless you have elected an automatic sweep program.
                         However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least [$50 ]once in every 24 month period. We will also accept subsequent
                         Purchase Payments as required under applicable law and federal tax law.

 MAXIMUM TOTAL
 PURCHASE PAYMENTS:      [$1,000,000], without our prior approval.

MINIMUM ACCOUNT
VALUE:                   $2,000

BENEFICIARY:             As  designated  by  you  as of  the  Issue  Date  unless  changed  in accordance with the Contract provisions.

PRODUCT CHARGES:
 SEPARATE ACCOUNT:        We assess  certain  daily  charges  equal on an  annual  basis to the percentages  set out below of the average  daily net asset  value of each Subaccount of the Separate Account:

                         Mortality and Expense Charge:  [1.45%]

                         Administration Charge: [0.25%]

                         [Death Benefit Rider Charge:  [0.20%]]

ACCOUNT FEE:             The Account Fee is [$30.00] each Contract Year. During the Accumulation Period, on the Contract Anniversary
                         the full Account Fee is deducted from each applicable Subaccount in the ratio that the Account Value in the
                         Subaccount bears to the total Account Value in the Separate Account. On the Annuity Calculation Date, a
                         pro-rata portion of the Account Fee will be deducted from the Account Value as described above. However, if your Account Value on the last day of the Contract Year or on the Annuity Calculation Date is at least
                         [$50,000], then no Account Fee is deducted. If during the Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the
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
                         Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity Payment.

SEPARATE ACCOUNT:        First MetLife Investors Variable Annuity Account One

ALLOCATION REQUIREMENTS:
1.   Currently, you can select from any of the Subaccounts. However, we reserve the right to limit this in the future. [However, If the GMIB Rider is attached to the Contract and in force you can only make allocations to the GMIB Rider Subaccounts.]
2.   Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled
     Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.

TRANSFER REQUIREMENTS:
NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our
Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules, during the Accumulation Period you may make transfers into the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. [If the GMIB Rider is attached to the Contract and in force you may make transfers between the GMIB Rider Subaccounts.]

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the
Transfer Fee.

MINIMUM AND MAXIMUM AMOUNT TO BE TRANSFERRED: The minimum amount that may be transferred from a Subaccount is [$500], or your entire interest in the Subaccount, if less (excluding transfers resulting from our Pre-scheduled Transfer programs.

[TRANSFER AND ALLOCATION LIMITS:
If the GMIB Rider (the "Rider") is attached to the Contract and the GMIB Rider is terminated under the Termination of Rider provision, effective on the date the Rider is no longer in force, no transfers or allocations may be made to the GMIB Rider
Subaccounts. You will have access to the other Subaccounts currently available.]

WITHDRAWALS:
WITHDRAWAL CHARGE:  NONE

MINIMUM PARTIAL WITHDRAWAL: [ $500], or your entire interest in the Subaccount
MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL WITHDRAWAL:  [$2,000]

ANNUITY REQUIREMENTS:
1.   [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.].
2.   For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.
3.   For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year setback with interest at 3%.

[INITIAL EDCA PERIOD:  12 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [4.00%]
INITIAL EDCA PERIOD:   6 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [8.00%]
INITIAL EDCA PERIOD:   3 months EDCA rate applicable to deposits made at the beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:
First MetLife Investors Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366]
[(800) 343-8496]
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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:
[Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Guaranteed Minimum Income Benefit Rider - Living Benefit
Guaranteed Withdrawal Benefit Rider Lifetime Guaranteed Withdrawal Benefit Rider Death Benefit Rider - Annual Step-up
Death Benefit Rider - Principal Protection
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE IRA Endorsement
401 Plan Endorsement
Unisex Annuity Rates Rider
Spousal Continuation Endorsement
Qualified Distribution Program Endorsement
Non-Qualified Annuity Endorsement]

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